Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver,

Vice President-Marketing Communications

Phone: (336) 454-7088

For immediate release: September 29, 2005

Hooker Furniture Reports 2005 Third Quarter Sales and Earnings

Martinsville, Va.: Hooker Furniture Corporation (NASDAQ-CM: HOFT) today reported net sales of $82.4 million for its 2005 third quarter ended August 31, a 2.3% decline compared to 2004 third quarter net sales of $84.3 million. For the first nine months of fiscal 2005, net sales were $251.6 million, representing a decrease of 0.9% from record year-to-date sales of $254.0 million for the same 2004 period.

The Company recorded restructuring and asset impairment charges of $4.7 million pre-tax ($2.9 million after tax, or $0.25 per share) during the 2005 three-month period and $5.0 million pre-tax ($3.1 million after tax, or $0.27 per share) during the 2005 year-to-date period principally related to the previously announced closing of the Pleasant Garden, N.C. facility, scheduled for October 2005. Profitability in the 2004 periods was also impacted by restructuring charges. In the 2004 third quarter, the Company recorded $2.0 million pretax ($1.2 million after tax, or $0.10 per share) of restructuring and related asset impairment charges principally related to the October 2004 closing of the Company’s Maiden, N.C. facility.

Primarily as a result of the 2005 restructuring charges net income for the 2005 third quarter declined to $664,000, or $0.06 per share, compared to net income of $3.2 million, or $0.27 per share for the same prior year period. The Company reported year-to-date 2005 net income of $8.5 million, or $0.72 per share, a 33.6% decrease from prior year-to-date net income of $12.8 million, or $1.09 per share. In addition to the impact of the restructuring charges and lower net sales, lower gross profit margins on domestically produced wood furniture and higher warehousing and distribution costs for imported wood furniture products also contributed to the decline in net income in the 2005 quarterly and year-to-date periods compared to the same 2004 periods.

During the 2005 third quarter, net sales of Bradington-Young upholstered leather furniture increased $882,000, or 6.3%, to $14.8 million from $13.9 million during the prior year period. Net sales of Hooker’s wood and metal furniture decreased $2.8 million, or 4.0%, to $67.6 million in the 2005 quarterly period from $70.4 million in the 2004 third quarter.

Net sales of Hooker’s imported wood and metal furniture during the 2005 third quarter increased $4.8 million, or 10.5%, to $50.7 million from $45.9 million in the 2004 third quarter. These sales gains were more than offset by a decline in shipments of the Company’s domestically produced wood furniture of $7.6 million, or 30.9%, to $16.9 million in the 2005 third quarter from $24.5 million in the prior year period. For the first nine months of 2005 shipments of domestic wood products accounted for 23% of total revenues compared with 30% of total revenues for the 2004 fiscal year.

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“As we forecasted in the second quarter, we’ve seen continuing strength in demand for our imported products as the year has progressed, along with more modest growth in our upholstered furniture sales,” said Paul B. Toms Jr., Chairman and CEO. “Unfortunately these gains have been more than offset by the continuing challenges for domestic wood furniture orders, leading to our recently announced Pleasant Garden plant closing.”

For several years, the Company has experienced decreased order and shipment rates for its domestically produced wood furniture, reflecting an industry-wide trend, and increased demand and sales for its imported wood and metal furniture. The continued decline in demand for domestically produced wood furniture necessitated the Pleasant Garden plant closing. “By closing the Pleasant Garden plant, we believe that our domestic wood furniture manufacturing capacity is better aligned with current demand,” Toms said. Hooker expects to reduce production costs by $2.0 to $2.5 million annually, once the transfer of Pleasant Garden production to the Company’s two remaining wood furniture plants is complete. The Company also anticipates recording $400,000 to $600,000 of additional restructuring charges in subsequent periods for other associated costs as the Pleasant Garden facility is prepared for sale following the plant’s shut down.

“While disappointed in the short-term financial impact of the restructuring costs associated with the plant closing, we continue to have an optimistic long-term outlook as we employ our strategies to improve our logistics, marketing and systems,” Toms said. “Two recently introduced, well-received whole-home collections – Preston Ridge and Casa del Sol – are shipping now to dealers, which should have a positive impact on sales through the fall.”

The Company is also progressing in its strategy to gain more product display space with its dealers. Hooker is on target to open several in-store display galleries with existing retailers by year-end, featuring a broad assortment of its products under both the Hooker and Bradington-Young brands. Over 60 in-store boutiques dedicated to Hooker’s Intimate Home furniture collection are scheduled to be in place this fall with retailers across the country.

Operating income as a percentage of net sales declined to 1.5% in the 2005 quarterly period, compared to 6.4% for the 2004 third quarter. For the year-to-date period, operating income margin declined to 5.8% from 8.5% in the comparable 2004 period.

The declines in operating income margin for the 2005 periods were driven primarily by:

•	Restructuring charges causing reductions equal to 5.7% of net sales in the 2005 quarterly period and 2.0% of net sales in the 2005 nine-month period (restructuring charges recorded in the 2004 periods reduced operating income margin by 2.3% of net sales in the 2004 three-month period and 0.8% of net sales in the 2004 year-to-date period);

•	Lower gross profit margins on domestically produced wood furniture attributed to inefficiencies from operating at lower production levels coupled with aggressive pricing and discounting; and

•	Higher warehousing and distribution costs associated with imported wood and metal products.

In the third quarter of 2005, selling and administrative expenses decreased $440,000, or 2.8%, to $15.4 million from $15.8 million in the 2004 period. The decline in the 2005 third quarter is principally due to lower compliance costs related to corporate governance and financial reporting mandates under the Sarbanes-Oxley Act and lower selling costs, partially offset by higher warehousing and distribution costs associated with increased inventory of new multi-category collections and existing entertainment and office furniture designs. Selling and administrative expenses as a percentage of net sales was 18.6% in the 2005 third quarter compared to 18.7% in the same 2004 period.

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In the first nine months of fiscal 2005, selling and administrative expenses increased by $1.25 million, or 2.7%, to $46.8 million from $45.5 million in the 2004 period, principally as a result of the higher warehousing and distribution costs described above. “This increase in expenses reflects our investment in supply chain management, warehousing facilities and distribution programs, which we expect will provide the Company and its retail customers with enhanced opportunities to exceed consumer expectations,” Toms said.

Hooker Furniture continues to maintain a strong balance sheet and cash flow. During the first nine months of fiscal 2005, the Company increased its working capital by $8.0 million, or 8.2%, to $105.1 million from $97.1 million. Also during the year, the Company paid down $9.3 million in long-term debt, repurchased 50,000 shares of common stock for an aggregate cash payment of $930,000, or $18.60 per share, and increased the quarterly dividend to $0.07 per share compared to $0.06 per share paid last year. On September 28, 2005, the Board of Directors declared a dividend of $0.07 per share, payable on November 30, 2005 to shareholders of record November 15, 2005.

“We are concerned about retail conditions heading into the fall,” Toms said. “Business at retail has been choppy, at best, with some regions of the country experiencing better demand than others. The recent hurricanes affecting the gulf and southeastern regions of the U. S. have also taken their toll on business. Our thoughts and prayers are with the people and families displaced by the storms,” he added.

“Energy costs are the wildcard, with no one able to accurately predict where these costs will settle and thereby the impact they will have on consumer confidence and spending. Hooker Furniture Corporation is well positioned with a strong product line, in the right retail locations, and ample inventory if demand materializes. Noting these concerns, the Company is forecasting a decline in net sales of 3% to 7% for the 2005 fourth quarter compared to the record quarterly net sales reported for the 2004 quarterly period,” Toms said.

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2004 shipments to U.S. retailers, Hooker Furniture is an 81-year old manufacturer and importer of home entertainment furniture and wall units, home office, bedroom and youth bedroom, casual and formal dining, accent, occasional and game table pieces, and leather and fabric upholstered residential furniture. With approximately 1,700 employees, the Company operates six manufacturing facilities, one supply plant, six distribution centers and warehouses, three showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and warehouse in China. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $[16.07] per share on September 29, 2005. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

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TABLE I

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2005	2004	2005	2004
Net sales	$82,398	$84,309	$251,622	$254,021
Cost of sales	61,165	61,169	185,219	184,983

Gross profit	21,233	23,140	66,403	69,038
Selling and administrative expenses	15,364	15,804	46,784	45,537
Restructuring and related asset impairment charges	4,673	1,973	5,039	1,973

Operating income	1,196	5,363	14,580	21,528
Other income, net	137	243	425	495

Income before interest and income taxes	1,333	5,606	15,005	22,023
Interest expense	236	440	1,009	1,450

Income before income taxes	1,097	5,166	13,996	20,573
Income taxes	433	1,963	5,523	7,816

Net income	$664	$3,203	$8,473	$12,757

Basic and diluted earnings per share	$0.06	$0.27	$0.72	$1.09

Weighted average shares outstanding	11,799	11,696	11,781	11,651

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TABLE II

HOOKER FURNITURE CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	August 31, 2005	November 30, 2004
Assets
Current assets
Cash and cash equivalents	$6,951	$9,230
Trade accounts receivable, less allowance for doubtful accounts of $1,313 and $1,341 on each date	38,543	40,960
Inventories	74,688	69,735
Prepaid expenses and other current assets	4,759	3,540
Assets held for sale	1,751	5,376

Total current assets	126,692	128,841
Property, plant and equipment, net	37,680	44,142
Goodwill	2,396	2,396
Intangible assets	4,633	4,765
Cash surrender value of life insurance policies	10,007	8,474
Other assets	961	300

Total assets	$182,369	$188,918

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$9,699	$14,930
Accrued salaries, wages and benefits	7,002	7,090
Other accrued expenses	2,628	3,011
Current maturities of long-term debt	2,241	6,671

Total current liabilities	21,570	31,702
Long-term debt, excluding current maturities	11,598	16,495
Deferred compensation	3,180	2,775
Other long-term liabilities	1,557	1,361

Total liabilities	37,905	52,333

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,425 and 14,475 shares issued and outstanding on each date	9,033	7,385
Unearned ESOP shares, 2,587 and 2,708 shares on each date	(16,168)	(16,927)
Retained earnings	151,992	146,886
Accumulated other comprehensive loss	(393)	(759)

Total shareholders’ equity	144,464	136,585

Total liabilities and shareholders’ equity	$182,369	$188,918

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TABLE III

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	August 31, 2005	August 31, 2004
Cash flows from operating activities
Cash received from customers.	$254,330	$254,527
Cash paid to suppliers and employees	(237,986)	(243,086)
Income taxes paid, net	(7,371)	(9,469)
Interest paid, net	(695)	(921)

Net cash provided by operating activities	8,278	1,051

Cash flows from investing activities
Purchase of property, plant and equipment	(3,246)	(2,614)
Proceeds received on notes issued for the sale of property	18	900
Proceeds from the sale of property	5,392	13

Net cash provided by (used in) investing activities	2,164	(1,701)

Cash flows from financing activities
Payments on long-term debt	(9,326)	(5,139)
Cash dividends paid	(2,465)	(2,089)
Repurchase of common stock	(930)

Net cash used in financing activities	(12,721)	(7,228)

Net increase in cash and cash equivalents	(2,279)	(7,878)
Cash and cash equivalents at beginning of period	9,230	14,859

Cash and cash equivalents at end of period	$6,951	$6,981

Reconciliation of net income to net cash provided by operating activities:
Net income	$8,473	$12,757
Depreciation and amortization	5,108	5,742
Non-cash ESOP cost	2,435	2,668
Restructuring and related asset impairment charge	5,039	1,973
Gain on disposal of property	(15)	(7)
Provision for doubtful accounts	547	642
Deferred tax provision	(1,857)	2,186
Changes in assets and liabilities:
Trade accounts receivable	1,870	(439)
Inventories	(5,116)	(29,511)
Prepaid expenses and other assets	(2,488)	(3,363)
Trade accounts payable	(5,231)	8,580
Accrued salaries, wages and benefits	(1,633)	995
Other accrued expenses	470	980
Other long-term liabilities	676	(2,152)

Net cash provided by operating activities	$8,278	$1,051

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